EXHIBIT 99.1

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com FOR IMMEDIATE RELEASE
March 10, 2006

CONTACT:
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 596-8902
E-Mail: ir@infousa.com

ANTHONY KREIS — MANAGER OF FINANCIAL ANALYSIS
& INVESTOR RELATIONS
Phone: (402) 593-4500 · Fax: (402) 596-8902
E-Mail: ir@infousa.com
infoUSA Makes $6 Million of Debt Payment
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases and sales leads, today announced that it has made a $6 million payment on its revolving credit line.
Vin Gupta, Chairman and CEO said, “The success of infoUSA’s businesses allow the company to generate significant amounts of free cash flow. We will continue to use the free cash flow to pay down our debt obligations and invest in the growth of the company.”
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.